UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

Pursuant to Regulation A of the Securities Act of 1933

For the fiscal year ended December 31, 2023

MASTERWORKS 284, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 024-12266

Delaware	92-3691918
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

225 LIBERTY STREET, 29TH FLOOR, NEW YORK, NY 10281

(Full mailing address of principal executive offices)

(203) 518-5172

(Issuer’s telephone number, including area code)

www.masterworks.com

(Issuer’s website)

Class A Ordinary Shares

(Securities issued pursuant to Regulation A)

Part II.

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Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors” in our most recent Offering Circular filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings and offering circular supplements filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Annual Report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this Annual Report, whether as a result of new information, future events or otherwise.

Item 1. Business

As used in this Annual Report, “we,” “our,” “ours,” “us,” or the “Company” refer to Masterworks 284, LLC, a Delaware limited liability company and, as the context requires, the 284 segregated portfolio of Masterworks Cayman, SPC that holds title to the artwork indirectly owned by the Company. “Masterworks” refers to Masterworks, LLC, and or its wholly owned subsidiaries.

Overview

We are a Delaware limited liability company formed on April 14, 2023 to facilitate investment in a single work of art created in 1976 by Helen Frankenthaler (the “Artwork”). We are managed by our affiliate, Masterworks Administrative Services, LLC (the “Administrator”).

On or about June 9, 2023, the Company commenced accepting subscriptions for an offering of up to 130,450 of our Class A ordinary shares pursuant to Regulation A of the Securities Act of 1933, as amended, for aggregate consideration of up to $2,609,000 (the “Offering”). Each Class A ordinary share is being offered at $20.00 per share. All of the proceeds from the Offering will be used to pay, directly or indirectly, for the acquisition of a single artwork, and to pay an expense allocation or “true-up” to Masterworks.

During all relevant times following the initial closing of the Offering, title to the Artwork has and will continue to be held by the 284 segregated portfolio (the “Segregated Portfolio”) of Masterworks Cayman, SPC, a Cayman Islands segregated portfolio company (“Masterworks Cayman”). The Artwork is and will continue to be the only material asset of the Segregated Portfolio.

Other than activities related to the Offering and the acquisition and maintenance of the Artwork, we have not conducted any other business activities or operations. Our strategy is to hold the Artwork for capital appreciation and to display and promote the Artwork so as to enhance its value and broaden its exposure to the art-viewing public. We will not conduct any business activities except for activities relating to the ownership, maintenance, promotion and the eventual sale of the Artwork.

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Pursuant to the management services agreement among us, Masterworks Cayman on behalf of the Segregated Portfolio and Masterworks (as amended, the “Services Agreement”) entered into upon the closing of the Offering, the Administrator manages all administrative and custodial services relating to our business and pays all ordinary and necessary costs and expenses relating to our business. Until December 31, 2023, in exchange for these services and as reimbursement for these costs and expenses, we issued Class A preferred shares to the Administrator at a rate of 1.5% of the total Class A shares outstanding after giving effect to such issuance, per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. On December 31, 2023, the parties amended the Services Agreement to provide that the Segregated Portfolio issue its preferred shares to the Administrator at a rate of 1.5% of the total outstanding equity interests of the Segregated Portfolio after giving effect to such issuance, per annum (the “SPC preferred shares”), which are exchangeable on a one-for-one basis into Class A ordinary shares of the Company, in respect of management services on a go-forward basis (together with any other Class A shares issued in respect of management fees, “Management Fee Shares”). Any extraordinary or non-routine costs, payments and expenses, if any, will be paid for by the Administrator, but such extraordinary or non-routine costs and payments will be reimbursed upon the sale of the Artwork or a sale of our Company, as applicable.

We do not expect to generate any material amount of revenues or cash flow unless and until the Artwork is sold. We are totally reliant on Masterworks to maintain the Artwork and administer our business.

The Art Market

The global art market is comprised of a network of auction houses, dealers, galleries, advisors, agents, individual collectors, museums, public institutions, and various experts and service providers engaged in the purchase and sale of unique and collectible works of art. Over the past decade, total estimated annual art sales have ranged from $50.1 billion to $68.2 billion.

Although 2023 faced a decline in transaction value, the number of lots sold hit an eight-year high. The value of international art sales decreased 12.7% year-over-year reaching an estimated $14 billion by the end of 2023. Sales from Christie’s, Sotheby’s and Phillips totaled $5.74 billion, down 27.2% from 2022 and 12.4% from 2021. At the same time, the number of lots sold grew by 6.7% to almost 17,000, indicating an increase in activity at lower price points. The average price of a work sold at auction was $35,864 in 2023, down nearly 16% from 2022. Works valued at over $10 million suffered a 40% or nearly $2 billion decline from the previous year. Just six works surpassed the $50 million mark in 2023, a fraction over the over 20 that did so in 2022. Conversely, growth in sales value for art priced under $100,000 grew by 3.1%, and although still the most lucrative segment of the market, works priced between $100,000 and $1 million grew by 2.2%. A leading cause for the increase in lots sold at lower prices is the seemingly permanent shift in attitude towards online sales, which increase accessibility and on average feature lower prices. Nearly three times higher than they were pre-pandemic, total online sales hit an all-time record in 2023, although total revenue fell by 12% to $440.3 million and the average price of a work of art fell by nearly 25%.

In general, the global art market is influenced by the overall strength and stability of the global economy, geopolitical conditions, capital markets and world events, all of which may affect the willingness of potential buyers and sellers to purchase and sell art. While the global art market is large, its exact size is unknown and statistical data is inconsistent. Much of the uncertainty stems from differing estimates of the size of the private dealer and gallery market, which is based on survey data, but disparities also exist in reported auction sales.

Administrative Services

Pursuant to the Services Agreement among Masterworks, the Company and Masterworks Cayman on behalf of the Segregated Portfolio, Masterworks manages all of our administrative services and funds all ordinary and necessary costs and expenses to maintain the Artwork. In exchange for these services, the Administrator receives Management Fee Shares at a rate of 1.5% per annum, commencing on the date of the final closing. The Administrator will also manage any extraordinary or non-routine services which may be required, from time-to-time, including, without limitation, litigation or services in connection with a sale of the Artwork or any sale, merger, third-party tender offer or other similar transaction involving us. Any third-party costs incurred by the Administrator or payments made by the Administrator in connection with litigation or major transactions will be reimbursed upon the sale of the Artwork or us, as applicable. Because the Company has no employees and no liquid capital resources, the Company is totally reliant on the Administrator to maintain the Artwork and administer its operations. We may determine to sell the Artwork without engaging a third-party intermediary, in which event, the Administrator would be permitted to charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

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Competition

At the time we attempt to sell the Artwork, we may face substantial competition from other entities, such as galleries, and individuals who are selling or seeking to sell similar artworks. These other parties may be willing to sell their artworks at a lower price than us. Further, we will face significant risks from other competitive factors prevailing in the art market, such as the available supply of similar artworks for sale.

Government Regulation

As tangible personal property, art is subject to regulation under different city, state and federal statutory schemes. Generally, domestic art transactions that are conducted within the United States are subject to state Uniform Commercial Code statutes, which govern the sale of goods. Some states have additionally enacted art specific legislation, such as New York’s Arts and Cultural Affairs Law and California’s Resale Royalty Act. In addition, federal statutes such as the Holocaust Expropriated Art Recovery Act and the National Stolen Property Act can apply to title disputes in the art market context. International art transactions involving the import and export of art into and out of the United States will subject us to the rules and regulations established by the United States Customs and Border Protection. Further, we and Masterworks will be subject to the requirements of the federal Cultural Property Implementation Act which is the United States’ accession legislation for the 1970 United Nations Educational, Scientific, and Cultural Organization (UNESCO) Convention which protects countries’ cultural property, including artwork. New York City, as a major art auction center, has enacted legislation governing the activities of auctioneers in the New York City Administrative Code and Masterworks may be subject to these regulations through its transactions and financing arrangements with auctioneers.

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Patriot Act) is intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. The Patriot Act, to which we are subject, has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act required us to implement policies and procedures relating to anti-money laundering, compliance, suspicious activities, and currency transaction reporting and due diligence on customers. The Patriot Act also requires federal banking regulators to evaluate the effectiveness of an applicant in combating money laundering in determining whether to approve a proposed bank acquisition.

Risk Factors

Investing in the Company’s Class A shares involves a high degree of risk and are only suitable for investors who can hold their investment for an indefinite period and can afford to lose their entire investment. The risks described in this section should not be considered an exhaustive list of the risks that prospective investors should consider before investing in our Class A shares. Prospective investors should consult their accountant and other advisors as to legal, tax, business, financial, and related aspects of an investment in the Company. Set forth below is a summary of certain risks that should be considered before making an investment.

We own a unique artwork and whether or not we are able to deliver capital appreciation to investors is largely dependent on the art market, which we cannot control.

We cannot make any assurance that our business model will be successful. Our operations are dedicated to maintaining the Artwork and facilitating the ultimate sale of the Artwork. Our ability to deliver capital appreciation will depend to a large extent on economic conditions, the art market in general and the market for works produced by the specific artist, which are factors that are beyond our control. It is difficult to predict whether there will ever be any profits realized from an investment in the Class A shares.

We do not expect to generate any material amount of revenues and Class A shares do not generate current yield. We do not expect to generate any material revenue, so investors will only recognize a return on their investment if the Artwork is sold or they are able to sell their shares and must be prepared to hold their investment for an indefinite period. An investment in the Class A shares is unsuitable for investors seeking current yield and is only suitable for those seeking long term capital appreciation.

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We are undiversified. Investing in our Company is highly risky since 100% of such investment is concentrated in a single artwork.

Your ability to trade shares or otherwise exit your investment is highly uncertain. There is no active public market for our Class A shares and an active trading market may not ever develop or, even if developed, may not be available to all shareholders, may not be sustained or may cease to exist. Although we intend to facilitate secondary purchases and sales of the Class A shares on an alternative trading system operating by a third-party broker-dealer (the “ATS”), certain investors are not eligible to participate on the ATS, including certain non-U.S. citizens, and it may not provide an effective means to sell your shares or receive a price for your shares that is reflective of the fair value of the Class A shares or the Artwork. In addition, we impose restrictions on the transfer of the Class A shares. Accordingly, you should consider the resale market for the Class A shares to be severely limited, as you may be unable to resell your shares without significant expense, or at all.

Artwork may be sold at a loss. An artwork can decline in value and investors in Masterworks shares may lose all or a significant portion of their investment. Even if the Artwork appreciates in value, the rate of appreciation may be insufficient to cover costs and expenses.

The Class A shares are illiquid. The Class A shares are not eligible for trading on any stock exchange. We intend to hold the Artwork for an indefinite period and the maintenance of an active trading market for the shares is uncertain. Although you may be able to sell shares on the ATS, no assurance can be given that there will be a liquid market or that you will realize fair value upon any such sale. Investors should be prepared to hold their investment for an indefinite period of time, as there can be no assurance that the shares can ever be tradable or that the Artwork can be sold.

Costs will diminish returns. Fixed costs, such as the expense allocation and administrative services fees paid to Masterworks and variable costs, such as Masterworks profit sharing and costs to sell the Artwork will reduce overall returns on invested capital.

Investing in art is subject to numerous risks. These risks include, without limitation (i) claims with respect to authenticity or provenance, (ii) physical damage due to improper storage, poor workmanship, accidents, theft, natural disasters, fire, etc., (iii) legal challenges to ownership, (iv) market risks, (v) economic risks, and (vi) fraud. Also, the artist that produced the Artwork could fall out of favor for a variety of reasons which would reduce the Artwork’s marketability and value. Any of these risks could reduce the value of the Class A shares.

Art is illiquid. Art is a highly illiquid asset and we cannot guarantee that there will be a buyer for the Artwork at any reasonable price or within any given time frame.

Trends in the art market may change. Temporary consumer popularity or trends among collectors may lead to short-term or temporary price increases, followed by decreases in value. Trends are difficult to predict and may adversely impact the value of the Artwork and or our ability to sell the Artwork.

Claims could cause losses. Buying and selling artwork can involve potential claims regarding title, provenance and or authenticity of the artwork. Costs associated with litigation and or settlement may be advanced by the Administrator, but are ultimately the responsibility of the Company. Accordingly, the existence of any such claims may require us to sell the Artwork at an inopportune time and will reduce the proceeds of a sale that are available to shareholders. Further, although we maintain authenticity and title insurance coverage, such coverage may not be sufficient against potential claims.

Insurance coverage may be insufficient. Insurance coverage may expressly exclude damage caused by war, losses caused by chemical or biological contamination and certain other potential loss scenarios. In addition, coverage limits at any point in time may be below fair value.

The Company is totally reliant on Masterworks. The Company has no liquid capital resources and is 100% reliant on Masterworks to maintain and eventually sell the Artwork. If the Masterworks business model were to fail, we would likely need to sell the Artwork and the timing and manner of any such forced sale may be suboptimal to maximize the sale price and value to shareholders.

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Masterworks has potential conflicts of interest. Masterworks earns fees and incurs costs for administering Masterworks issuers such as the Company. Although, there is significant alignment between investors and Masterworks since Masterworks earns fees in the form of equity interests in the Company, Masterworks could sell its interests or earn money from other activities, such as for displaying the Artwork, future trading in the shares, sale of the Artwork without using a third-party broker or in other ways. Masterworks’ interests and the interests of its Board of Managers and officers may not always be aligned with your interests.

Liquidation timing is highly uncertain. There can be no assurance as to the timing of a liquidating distribution or that the Company will pay a liquidating distribution at all. Investment is only suitable for those who can afford to hold their investment indefinitely and afford to sustain a total loss of capital.

The Board of Managers has complete authority to administer our business consistent with our operating agreement. Our Board of Managers has sole voting power over matters such as mergers, consolidations, acquisitions, winding up and dissolution. Additionally, we, in our sole and absolute discretion, may decide to sell the Artwork at any time and in any manner.

The issuance of equity to the Administrator will have a dilutive effect on the holders of our Class A shares and has priority upon a liquidation event. The Administrator will earn a management services fee in the form of Management Fee Shares, which include Class A preferred shares and or SPC preferred shares (which are exchangeable for Class A shares of the Company). These fees will, when issued and exchanged (if applicable), effectively dilute your economic interest in the Artwork. In addition, the holders of Class A preferred shares or SPC preferred shares have a $20.00 per share liquidation preference over the holders of Class A ordinary shares or SPC ordinary shares, respectively. In the event of a liquidation of the Company, the Administrator (or an affiliate of the Administrator that holds the preferred shares of the Company or the Segregated Portfolio, as applicable) would receive $20.00 per share of liquidation proceeds, prior to (and in preference to) the holders of the corresponding ordinary shares receiving any amount of such liquidation proceeds.

Employees

None.

Material Legal Proceedings

None.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with our audited Consolidated Financial Statements and the related notes.

Overview

We are a Delaware limited liability company formed to facilitate an investment in the Artwork by conducting an Offering of our Class A shares pursuant to a Tier II offering under Regulation A+, acquiring the Artwork and maintaining the Artwork for future sale. We are managed by our affiliate, the Administrator.

During all relevant times following the initial closing of the Offering, title to the Artwork has and will continue to be held by the Segregated Portfolio of Masterworks Cayman, a Cayman Islands segregated portfolio company. A segregated portfolio company registered under the Cayman Islands Companies Law is a single legal entity which may establish internal segregated portfolios. As of December 31, 2023 the Company owned 100% of the share capital of the Segregated Portfolio, though following such date its ownership is diluted at the rate of 1.5% per annum as a result of amendments to the Services Agreement. The Segregated Portfolio is treated as a subsidiary of the Company for financial reporting purposes. As of December 31, 2023, the Segregated Portfolio held title to the Artwork as its sole material asset and had no liabilities. The Segregated Portfolio will not incur any indebtedness for borrowed money following the final closing of the Offering and will not enter into any contracts, except the Services Agreement or any amendment or replacement thereof, or as may be necessary in connection with the sale or loan of the Artwork.

Amounts paid to Masterworks from the proceeds of the Offering in the form of expense allocation payments are intended to be reasonable compensation for the use of the Masterworks Platform and Masterworks intellectual property, as well as Masterworks’ sourcing the Artwork, capital commitment and outlay. The expense allocation, which is paid in cash, is recognized upon acquisition of the Artwork.

Upon the closing of the Offering, the Company has entered into a Services Agreement with the Administrator, whereby the Administrator manages all administrative services relating to our business and custodial services relating to the maintenance of the Artwork. In exchange for these services and as reimbursement for ordinary and necessary costs and expenses of our business, the Administrator earns Management Fee Shares at a rate of 1.5% of the total Class A shares of the Company or total equity interests of the Segregated Portfolio outstanding per annum. The share issuances are made quarterly in arrears and there is no overall limit to the number of Management Fee Shares that may be issued to Masterworks. Any extraordinary or non-routine costs, payments and expenses, if any, will be paid for by the Administrator, but such extraordinary or non-routine costs and payments will be reimbursed by the Company upon the sale or liquidation of the Artwork. We may determine to sell the Artwork without engaging a third-party intermediary, in which event, the Administrator would be permitted to charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Other than activities related to the Offering and the acquisition and maintenance of the Artwork, we have not conducted any other business activities or operations. Our strategy is to display, promote and market the Artwork in a manner designed to enhance its provenance and increase its exposure and its value.

We do not expect to generate any material amount of revenues or cash flow unless and until we sell the Artwork. We are totally reliant on Masterworks to maintain the Artwork and administer our business.

Operating Results

We do not earn a material amount of revenue . Due to the comprehensive nature of the Services Agreement, our operating results for any fiscal period following the final closing of the Offering and prior to the period in which the Artwork is sold, will only reflect the management services fee, any extraordinary or non-recurring items for which we are responsible, if any, and, in the fiscal period in which the artwork is acquired, the expense allocation payable to Masterworks. Accordingly, differences in operating results from one fiscal period to the next are primarily attributable to the timing of the acquisition and disposition of the Artwork. Operating results for a particular fiscal period may also be affected by changes in the fair value of the Artwork, since the services fee payable to Masterworks in the form of Management Fee Shares is recorded based on the fair value of the Class A shares over the time period during which the related services are performed.

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During the period presented in the audited Consolidated Financial Statements included in this Annual Report, we were not responsible for any extraordinary or non-recurring expenses.

Contingent Liabilities

We had no contingent liabilities as of December 31, 2023.

Income Taxes

We expect that we will be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership subject to tax as a corporation. As a partnership, we generally will not be subject to U.S. federal income tax. Instead, each shareholder that is subject to U.S. tax will be required to take into account its distributive share, whether or not distributed, of each item of our income, gain, loss, deduction or credit.

We had no federal and state income tax assets, liabilities or expenses (other than for management fees deducted in connection with the Services Agreement) as of and for the period ended December 31, 2023.

Liquidity and Capital Resources of the Administrator

We do not anticipate that we will maintain any material liquid assets and, accordingly, we rely upon the Administrator to pay for the maintenance and administration of our business in accordance with the Services Agreement. A summary of the financial condition of the Administrator as of December 31, 2023 is provided in Note 3 to the Consolidated Financial Statements.

We and the Administrator believe that the Administrator’s sources of liquidity, together with contributions from Masterworks derived from equity contributions from members, sale of management fee shares and cash on hand, will be sufficient for the Administrator to perform its obligations under the Services Agreement for the foreseeable future. We do not believe we will need to raise any additional funds through the issuance and sale of additional membership interests and are not permitted to do so under our operating agreement without the prior approval of holders of the Class A ordinary shares.

The Administrator is currently financed through equity contributions from Masterworks, LLC. Masterworks, LLC is currently funded through equity contributions of approximately $110 million from private investors, borrowings under a $25 million revolving credit facility and cash flow from operations.

The Administrator earns fees in the form of management fee shares from us and other similar issuer entities and earns revenue when artwork is sold. The Class A preferred shares have a $20.00 per share liquidation preference over Class A ordinary shares and each Class A preferred share can be converted into one Class A ordinary share at any time at the discretion of the holder of the Class A preferred share. Likewise, the SPC preferred shares have a $20.00 per share liquidation preference over SPC ordinary shares and each SPC preferred share can be exchanged into one Class A ordinary share at any time at the discretion of the holder of the SPC preferred share. The direct incremental costs incurred by the Administrator to satisfy its obligations under the Services Agreement are expected to be less than its revenues. In addition, the Administrator has covenanted in the Services Agreement that for so long as such agreement remains in effect, the Administrator will maintain on hand cash reserves sufficient to pay at least one year of estimated expenses to satisfy its obligations under the Services Agreement to fund the operations of the Company until the sale of the Artwork.

The Administrator conducts other business activities, including the administration of other entities similar to the Company and expects that, with scale and maturity of its operations as sales of artwork and management fee shares become a more regular occurrence, the Administrator’s cash revenues will consistently exceed its costs. The Company cannot estimate at this time what the aggregate costs and expenses of the Administrator will be with respect to such activities as they will depend on many factors. Additionally, the Company plans to own the Artwork for an indefinite period.

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We are not aware of any trends, uncertainties, demands, commitments or events that will materially affect our operations or the liquidity or capital resources of the Administrator.

Commitments from Affiliates to Fund Operations

We have a written commitment from the Administrator to fund our operations and costs to maintain the Artwork until we sell the Artwork which is contained in the Services Agreement.

Item 3. Directors and Officers

As of the date of this Annual Report, the following table sets forth the names of the executive officers and members of the Board of Managers of the Company and their positions and offices with the Company:

Name	Age	Position

Nigel S. Glenday	41	Chief Executive Officer; Chief Financial Officer; Member of the Board of Managers

Joshua B. Goldstein	56	General Counsel and Secretary; Member of the Board of Managers

Eli D. Broverman	45	Member of the Board of Managers; Independent Manager

Nigel S. Glenday. Mr. Glenday has served as Chief Executive Officer since inception and as Chief Financial Officer and a member of the Board of Managers of the Company since inception. He has also served as Chief Financial Officer of our affiliate Masterworks, LLC since April 2019 and the Chief Executive Officer of Masterworks Investor Services, LLC since August 2021. From March 2015 through April 2019, Mr. Glenday was a Managing Director for Athena Art Finance Corp., a leading independent art-secured finance company. From July 2012 to March 2015, Mr. Glenday was a Vice President at StormHarbour Securities, LLP, a global markets and financial advisory firm. From 2009 to 2012, Mr. Glenday was an Associate at Morgan Stanley in the Financial Institutions Group, Investment Banking Division, and from 2005 through 2009, Mr. Glenday was an Analyst and Associate Director in the Financial Institutions Group at UBS Investment Bank. Mr. Glenday holds a B.A. in Economics and History from the University of Virginia, where he graduated as a member of Phi Beta Kappa Honor Society.

Joshua B. Goldstein. Mr. Goldstein has served as a Board Member, the General Counsel and Secretary of the Company since inception and has served in such capacities with our affiliate Masterworks, LLC since February 1, 2018. From September 2016 through December 2017, Mr. Goldstein was a shareholder in the Denver office of Greenspoon Marder, P.A. From April 2015 through August 2016, Mr. Goldstein was self-employed as a corporate attorney. From September 2012 through March 2015, Mr. Goldstein was Executive Vice President, Chief General Counsel and Corporate Secretary of Intrawest Resorts Holdings, Inc., a NYSE-listed resort and adventure company. Prior to joining Intrawest, Mr. Goldstein was a Counsel in the New York office of Skadden, Arps, Slate, Meagher & Flom, LLP from June 2007 to August 2012 and he was an Associate at Skadden from September 1996 until August 2005, where he concentrated on corporate finance, corporate securities and mergers and acquisitions. Mr. Goldstein was also previously a Partner in the New York office of Torys, LLP. Mr. Goldstein holds a B.A. in business administration from the University of Wisconsin-Madison and a J.D. from Fordham University School of Law and is a Certified Public Accountant (inactive).

Eli D. Broverman. Mr. Broverman has served as a Board Member and the Independent Manager of the Company since inception and has served as member of the Board of Managers of Masterworks, LLC since April 29, 2020. Mr. Broverman co-founded Betterment in 2007 and served as its President and COO from 2007 to 2017. An expert in securities and financial institutions law, Mr. Broverman has designed a wide range of structuring and compliance initiatives for broker-dealers and investment advisors. From 2005 to 2007, Mr. Broverman practiced law at the international law firm Proskauer Rose LLP, where he advised Fortune 500 companies and their senior management on securities, tax, and compensation matters. Mr. Broverman serves as an adviser and or Board Member of several privately held financial technology companies, including Betterment, Carver Edison, Covered by Sage, Bloom Credit, and Good Money.

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The foregoing individuals have also served in the capacity as executive officers and members of the board of managers of our affiliated entities of Masterworks.

Key Employee of Masterworks

Although not an employee of the Company, through its arrangements with Masterworks, the Company significantly relies on services performed by Scott W. Lynn. Biographical information for Mr. Lynn is set forth below.

Mr. Lynn, who is the Founder of Masterworks, has served as the Chief Executive Officer of our affiliate Masterworks, LLC since February 1, 2018, and as the Chief Executive Officer of the Administrator since November 28, 2018. Mr. Lynn has been an active collector of contemporary art for more than fifteen years and has built an internationally-recognized collection of Abstract Expressionism that has included works by Clyfford Still, Barnett Newman, Mark Rothko, Willem de Kooning, and more. Mr. Lynn’s collection has been exhibited at museums such as the Royal Academy in London, the Denver Art Museum, the Palm Beach Museum, National Gallery, the Guggenheim (New York), and the Museum of Modern Art. Mr. Lynn is an Internet entrepreneur and has founded, acquired, or acted as a majority-investor in over a dozen advertising technology, content, and fintech companies. Mr. Lynn serves as a board member of the International Foundation for Art Research (a non-profit; publisher of the IFAR journal, which topically focuses on art authenticity and stolen art research, as well as additional research projects related to artwork authenticity).

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers receive compensation for his or her services, including services performed for us, from Masterworks. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Administrator, we do not intend to pay any compensation directly to these individuals.

Compensation of the Board of Managers

Members of the Board of Managers who are also officers of Masterworks and the Company receive no compensation in respect of their service on the Board of Managers. The Independent Manager receives compensation from Masterworks for serving in such capacity on multiple issuer entities. Although we will indirectly bear some of the costs of the compensation paid to the Independent Manager, through fees we pay to the Administrator, we do not intend to pay any compensation directly to this individual.

Compensation of the Administrator

For information regarding the compensation of our Administrator, please see “Management Compensation” in our Offering Circular filed on 6/15/2023, and such section is incorporated herein by reference.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth information about the current beneficial ownership of the Company at December 31, 2023, for:

●	Each person known to us to be the beneficial owner of 10% or more of the Class A shares eligible to vote;

●	Each named executive officer;

●	Each member of the Board of Managers; and

●	All of the executive officers and members of the Board of Managers as a group.

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As of December 31, 2023, 129,725 Class A shares, or 100% of total Class A shares, are eligible to vote and no Class A shares, or 0% of total Class A shares, are not eligible to vote.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of our Company, 225 Liberty Street, 29th Floor, New York, New York 10281. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Class A Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Board of Managers:
Nigel S. Glenday, Chief Executive Officer; Chief Financial Officer(1)	-	*

Joshua B. Goldstein, General Counsel and Secretary(1)	-	*

Eli D. Broverman, Independent Manager(1)	-	*

All named executive officers and Members of the Board of Managers as a group (3 persons)	-	*

10% Holders:
N/A	N/A	N/A

*	Less than 1.0%

(1)	Also serve as members of the Board of Managers of the Company.

12

The Lynn Family Trust 001 (the “Trust”) owns approximately 81% of the membership interests of Masterworks, LLC. Mr. Lynn is the Chief Executive Officer of Masterworks, LLC and Masterworks Administrative Services, LLC. By contract, Mr. Lynn has the power to vote 100% of the membership interests beneficially owned by the Trust and controls Masterworks. No other person beneficially owns 10% or more of the voting membership interests of Masterworks, LLC or any of its subsidiaries. Masterworks beneficially owns 100% of the Company’s non-voting Class B shares and earns Management Fee Shares pursuant to the Services Agreement at an annual rate of 1.5%.

Class B shares beneficially owned by Masterworks entitle Masterworks to 20% of the profit on sale of the Artwork or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and B shares. The amounts reflected in the table do not include any Class A shares which may be issuable upon conversion of Class B shares because such amount is indeterminable, and does not include any Class A shares that Masterworks earned pursuant to a Services Agreement. For additional information regarding the hypothetical number of Class A shares that would be issued to Masterworks upon conversion of its Class B shares at various valuations, see “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS” in our Offering Circular filed with the SEC, which section is incorporated herein by reference.

Item 5. Interest of Management and Others in Certain Transactions

For further details, please see Note 2, “Related Party Transactions” and Note 5, “Subsequent Events” in Item 7, Consolidated Financial Statements.

Item 6. Other Information

In the third quarter of 2023, the Company received consent from the holders of the requisite number of voting shares of the Company to change the entity that issues Management Fee Shares and eliminate the vesting provisions relating to Management Fee Shares . On December 31, 2023, the Company amended its operating agreement and Services Agreement to reflect such changes.

13

Item 7. Consolidated Financial Statements

MASTERWORKS 284, LLC

CONSOLIDATED FINANCIAL STATEMENTS

For the Year Ended December 31, 2023

14

Independent auditor’s report

To the Board of Managers and Members of

Masterworks 284, LLC and Subsidiary

Opinion

We have audited the accompanying consolidated financial statements of Masterworks 284, LLC (the “Company”) and Subsidiary, which comprise the consolidated balance sheet of the Company and Subsidiary as of December 31, 2023, and the related consolidated statements of operations, members’ equity, and cash flows for the period April 14, 2023 through December 31, 2023, and the related notes to the consolidated financial statements (collectively referred to as “the financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Masterworks 284, LLC and Subsidiary as of December 31, 2023, and the results of its operations and its cash flows for the period April 14, 2023 through December 31, 2023 then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and Subsidiary and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits and in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company and Subsidiary’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Masterworks 284, LLC and Subsidiary’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Masterworks 284, LLC and Subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

AGD Legal, S. C.

Cancun, Quintana Roo

April 26, 2024

F-1

MASTERWORKS 284, LLC

CONSOLIDATED BALANCE SHEET

As of
December 31, 2023
ASSETS
Current Assets:
Cash and Cash Equivalents	$2,610
Total Current Assets	2,610
Artwork	2,350,000
Total Assets	$2,352,610
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Unsettled subscriptions and investor subscription deposits	$2,500
Expense allocation payment expense payable to affiliate	14,500
Total Current Liabilities	17,000
Total Liabilities	$17,000
Members’ Equity:
Membership interests, not represented by shares	$-
Class A ordinary shares, 129,725 shares issued and outstanding as of December 31 2023	2,328,550
Class A preferred shares, 348 shares issued and outstanding as of December 31 2023	6,960
Class B shares, 1,000 shares issued and outstanding as of December 31 2023	100
Total Members’ Equity	$2,335,610
Total Liabilities And Members’ Equity	$2,352,610

The accompanying notes are an integral part of these consolidated financial statements.

F-2

MASTERWORKS 284, LLC

CONSOLIDATED INCOME STATEMENT

For the Period April 14, 2023 Through December 31, 2023
Income:
Royalties	$10
Total Income	10
Expenses:
Share-based compensation - management services fees	6,960
Expense allocation payment expense	259,000
Total Expenses	265,960
Net Income/(Loss)	$(265,950)

Net Income/(Loss) per Class A ordinary Share, Basic and Diluted	$(2.32)
Weighted Average Number of Class A ordinary Shares Outstanding, Basic and Diluted	114,504

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MASTERWORKS 284, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

	Membership Interests		Class A ordinary Shares				Class A preferred Shares		Class B Shares
		Contributed		Contributed	Accumulated	Total Class A		Contributed		Contributed	Total
	Interests	Capital	Shares	Capital	Deficit	Members’ Equity	Shares	Capital	Shares	Capital	Members’ Equity
Balance at April 14, 2023	-	$-	-	$-	$-	$-	-	$-	-	$-	$-
Membership interests issued upon entity formation	100	100	-	-	-	-	-	-	-	-	100
Conversion of membership interests upon entry into the Amended and Restated Operating Agreement	(100)	(100)	-	-	-	-	-	-	1,000	100	-
Share subscriptions settled - Net	-	-	129,725	2,594,500	-	2,594,500	-	-	-	-	2,594,500
Class A preferred shares issued	-	-	-	-	-	-	348	6,960	-	-	6,960
Net income/(loss)	-	-	-	-	(265,950)	(265,950)	-	-	-	-	(265,950)
Balance at December 31, 2023	-	$-	129,725	$2,594,500	$(265,950)	$2,328,550	348	$6,960	1,000	$100	$2,335,610

The accompanying notes are an integral part of these financial statements.

F-4

MASTERWORKS 284, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period April 14, 2023 Through December 31, 2023
Cash Flows from Operating Activities:
Net income/(loss)	$(265,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation - management services fees	6,960
Expense allocation payment expense payable to affiliate	14,500
Net Cash Provided/(Used) in Operating Activities	(244,490)
Cash Flows from Investing Activities:
Purchase of artwork	(2,350,000)
Net Cash Provided/(Used) in Investing Activities	(2,350,000)

Cash Flows from Financing Activities:
Proceeds from issuance of membership interests	100
Net proceeds from unsettled subscriptions and investor subscription deposits	2,500
Proceeds from issuance of Class A ordinary shares	2,594,500
Proceeds from non-interest bearing advance from affiliate	908,240
Repayment of non-interest bearing advance from affiliate	(908,240)
Net Cash Provided/(Used) in Financing Activities	2,597,100

Net Change in Cash and Cash Equivalents	2,610
Cash and Cash Equivalents, beginning of period	-
Cash and Cash Equivalents, end of period	$2,610

The accompanying notes are an integral part of these consolidated financial statements.

F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization – Masterworks 284, LLC (“Company”) was formed as a Delaware limited liability company to purchase a painting by Helen Frankenthaler (the “Artwork”). On or about June 9, 2023, the Company commenced accepting subscriptions for an offering of up to 130,450 of our Class A ordinary shares pursuant to Regulation A of the Securities Act of 1933, as amended, for aggregate consideration of up to $2,609,000 (the “Offering”). Each Class A ordinary share is being offered at $20.00 per share. All of the proceeds from the Offering will be used to pay, directly or indirectly, for the acquisition of a single artwork, and to pay an expense allocation or “true-up” to Masterworks Gallery, LLC (“Gallery”) as described in Note 2. The Company is managed by a Board of Managers comprised of three individuals and is administered by Masterworks Administrative Services, LLC (the “Administrator”).

Members’ Liability – The Company is organized as a Delaware limited liability company. As such, the liability of the member of the Company for the financial obligations of the Company is limited to the member’s contribution of capital.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and a segregated portfolio of Masterworks Cayman, SPC (the “SPC”), a Cayman Islands segregated portfolio company. The Company owned 100 Class 284 shares of the 284 Segregated Portfolio (the “Segregated Portfolio”) as of December 31, 2023, which represented 100% ownership of the Segregated Portfolio as of such date. Following the initial closing of the Offering, title to the Artwork is held by the Segregated Portfolio. As the context requires, references in these consolidated financial statements to the “Company” include either or both of the Company and the Segregated Portfolio, and references to “consolidated” refer to the fact that the Company treats the Segregated Portfolio as a consolidated subsidiary in these financial statements in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810-10 Consolidation: Overall. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Accounting and Use of Estimates – The Company prepares its financial statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses in the statements of operations during the applicable period. Actual results could materially differ from those estimates.

Artwork – The purchase price of the Artwork was $2,350,000. Following the initial closing of the Offering, title to the Artwork is held by the Segregated Portfolio.

The Segregated Portfolio has no assets other than the Artwork, no indebtedness, and does not conduct any operations other than incidental to ownership of the Artwork. The Artwork is recorded at cost, which is the purchase price paid for the Artwork. Artwork is determined to have an indefinite life. The Company will review the Artwork for impairment in accordance with the requirements of FASB ASC Subtopic 360-10, Property, Plant, and Equipment: Impairment and Disposal of Long-Lived Assets. Those requirements require the Company to perform an impairment analysis whenever events or changes in circumstances indicate that the carrying amount of the Artwork might not be recoverable, i.e., information indicates that an impairment might exist. In accordance with ASC 360, the Company:

●	Considers whether indicators of impairment are present. Indicators or triggers of impairment management considers are: deteriorating physical condition of the Artwork, trends in the art market, reputation of the artist, recent sales of other artworks by the artist, and other events, circumstances, or conditions that indicate impairment might exist;

●	If indicators are present, perform a recoverability test by comparing the estimated amount realizable upon sale of the Artwork, to its carrying value; and

●	If the amount realizable upon sale of the Artwork is deemed to be less than its carrying value, the Company would measure an impairment charge.

F-6

If it is determined that measurement of an impairment loss is necessary, the impairment loss would be calculated based on the difference between the carrying amount of the Artwork and its estimated fair value. An impairment loss would be reported as a component of income from continuing operations before income taxes in the Company’s consolidated financial statements. There were no events or circumstances indicating impairment of the Artwork for any period presented.

Cash and Cash Equivalents – The Company’s cash consists of cash held in a Federal Deposit Insurance Corporation (“FDIC”) insured bank account. The Company does not hold any cash equivalents.

Concentration of Credit Risk – The Company maintains its cash in bank accounts in amounts that may exceed federally insured limits at times. The Company has not experienced any losses in these accounts in the past, and management believes the Company is not exposed to significant credit risks as they periodically evaluate the strength of the financial institution in which it deposits funds and cash is only held for a short duration pending closing or a distribution to members.

Earnings (loss) per Class A ordinary Share – Basic earnings (loss) per share is calculated by dividing income (loss) available to Class A ordinary shareholders by the weighted-average Class A ordinary shares outstanding during the period. Fully-diluted weighted average Class A shares outstanding will also include Class A shares issuable upon: 1) conversion of Class A Preferred shares (as later defined in this Note); and, 2) conversion of Class B shares, if any, based upon the estimated fair value of the underlying Artwork. For any given period in which a net loss is presented, diluted net loss per share is the same as basic net loss per share for such period since the effect of potentially dilutive securities is anti-dilutive.

Income Taxes – The Company is a limited liability company taxed as a partnership and thus is generally not subject to federal or state income taxes. As a segregated portfolio of a Cayman Islands company treated as a corporation, the Segregated Portfolio is not subject to any foreign or domestic income taxes. Accordingly, the Company’s taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, will be included in the federal and state income tax returns of the Company’s members based upon their respective share of the Company’s income and expenses as reported for income tax purposes. Accordingly, no provision for income taxes is reflected in the accompanying financial statements.

For the current tax year and for all major taxing jurisdictions, the Administrator has concluded that the Company is a pass-through entity and there are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense, and penalties on any income tax liability would be reported as income taxes. The Administrator does not expect that its assessment regarding unrecognized tax positions will materially change over the next twelve months. However, the Administrator’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analyses of tax laws, regulations and interpretations thereof, as well as other factors including but not limited to, questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, compliance with U.S., state, and foreign income tax laws, and changes in administrative practices and precedents of the relevant taxing authorities.

Unsettled subscriptions and investor subscription deposits – The unsettled subscriptions and investor subscription deposits consist of amounts received from potential investors that might be settled in the form of the issuance of Class A ordinary shares at an undetermined future date. Amounts not settled to Class A ordinary shares by the time of the final closing are returned to the investor.

F-7

Members’ Equity – Members’ equity is comprised of different classes of membership interests, as described below.

Class A preferred shares are entitled to receive any and all net proceeds from the sale of the Artwork up to $20 per share before any payment is made with respect to Class A ordinary shares and Class B shares. If and to the extent the holders of Class A preferred shares have received $20 per share following a sale of the Artwork and there are additional net proceeds remaining, the Class A ordinary shares shares are entitled to receive any and all net proceeds from the sale of the Artwork up to $20 per share before any payment is made with respect to Class B shares. If and to the extent the holders of both the Class A preferred shares and the Class A ordinary shares have received $20 per share following a sale of the Artwork and there are additional net proceeds remaining, the Class A preferred shares and Class A ordinary shares are entitled to 80% of such excess funds available for distribution and the Class B shares are entitled to the remaining 20% of such excess funds, provided, that such amounts would be proportionately adjusted if any or all of the Class B shares had been converted to Class A ordinary shares prior to the sale of the Artwork. Any Class A shares owned by the Administrator have no voting rights. The authorized number of Class A ordinary shares is limited to 130,450 plus (i) the number of Class A ordinary shares which may be issued upon conversion of the Class A preferred shares or SPC preferred shares (as defined below), plus (ii) shares which may be issued upon conversion of Class B shares. The number of Class A preferred Shares shall be limited to the number of Class A preferred shares which may be issued pursuant to the management service agreement signed with the Administrator (as amended, “the Management Services Agreement”), provided that following December 31, 2023, SPC preferred shares (exchangeable for Class A ordinary shares) be issued pursuant to the Management Services Agreement instead of Class A preferred shares. Class A preferred shares may be convertible into Class A ordinary shares, in whole or in part, at any time prior to the consummation of the sale of the Artwork, for no additional consideration. Each Class A preferred shares will automatically convert to one Class A ordinary share upon any transfer of such Class A preferred shares to an entity that is not an affiliate of the Administrator. All Class A ordinary shares have certain limited voting and approval rights, generally including the issuance of additional shares, and removing members of the Board of Managers or the Administrator. The Board of Managers controls all other actions as stated in the Company’s amended and restated operating agreement.

Class B shares are entitled to 20% of the excess amount, if any, available for distribution to members following a sale of the Artwork after the holders of Class A shares have received $20 per share. In addition, prior to a sale of the Artwork, Class B shares may be converted into Class A ordinary shares with a value at the time of conversion equal to 20% of the increase in value of the Company’s issued and outstanding Class A and Class B shares. Any increase in value of the Class A ordinary shares would potentially dilute earnings per share in the future. The authorized number of Class B shares is limited to the number of Class B shares set forth on the Balance Sheet. The convertible Class B shares have no specified exercise date, exercise price, or expiration. Class B shares have no voting rights.

The SPC preferred shares have $20 per share liquidation preference over SPC ordinary shares and are “non-participating”, meaning they do not entitle the holder to receive more than $20 per SPC preferred share. The SPC preferred shares entitle the holder to receive cash upon any sale of the Artwork held by the Segregated Portfolio in an amount up to $20 per share before any payment is made in respect of the Class A shares or SPC ordinary shares. The SPC preferred shares are exchangeable into Class A ordinary shares of the Company at an exchange rate of 1 for 1. If there is a sale of the Artwork resulting in a net loss (i.e. holders of Class A shares on a fully-diluted basis would receive a liquidating distribution of less than $20 per Class A share), the Administrator, as the holder of the SPC preferred shares, would effectively receive up to $20 per SPC preferred share in preference to any distribution made to Class A shareholders of the Company. If the Artwork sale results in a net profit (i.e. holders of Class A shares on a fully-diluted basis would receive a liquidating distribution of more than $20 per Class A share), the Administrator would convert its SPC preferred shares into Class A shares of the Company prior to the liquidating distribution and would receive the same economics per Class A share as other Class A shareholders.

SPC ordinary shares represent a 100% residual economic ownership interest in the Segregated Portfolio that owns the Artwork, after deduction of amounts payable in respect of the SPC preferred shares, if any.

The Class C ordinary share has no economic or voting rights, but would enable the holder thereof, if any, to remove, replace or reconstitute the Board of Managers. The Class C ordinary Share, if issued, may be issued to an affiliated entity of the Company that has raised capital from unaffiliated third party investors to invest in a diversified collection of artwork, which may include an investment in the Company’s Class A ordinary shares.

F-8

Expense Allocation – The Company agreed to pay Gallery an expense allocation payment equal to 11% of the purchase price of the Artwork, which is intended to be reasonable compensation for the use of the Masterworks Platform and Masterworks intellectual property, as well as Masterworks’ sourcing the Artwork, capital commitment and outlay. The expense allocation is expensed in the period in which the Artwork is acquired.

Organizational and Offering Costs – The Company’s expenses are paid by the Administrator pursuant to the Management Services Agreement under which the Administrator will receive a management services fee, payable quarterly in arrears (the “Services Agreement”). Until December 31, 2023, the management services fee was payable in the form of additional membership interests represented by Class A preferred shares. On December 31, 2023, the parties amended the Services Agreement to provide that the Segregated Portfolio issue its preferred shares to the Administrator at a rate of 1.5% of the total outstanding equity interests of the Segregated Portfolio after giving effect to such issuance, per annum (the “SPC preferred shares”), which are exchangeable on a one-for-one basis into Class A ordinary shares of the Company, in respect of management services on a go-forward basis (together with any other Class A shares issued in respect of management fees, “Management Fee Shares”). The Management Fee Shares will be accounted for as a management services fee expense and an equity issuance in the Company’s consolidated financial statements. Organizational and offering costs of the Company were paid by the Administrator and its affiliates on behalf of the Company.

Organizational and offering costs include all expenses relating to the formation of the Company, the qualification of the Offering, and the marketing and distribution of Class A ordinary shares, including, without limitation, expenses for printing and amending offering statements or supplementing offering circulars; mailing and distribution costs; telephones, internet, and other telecommunications costs; all advertising and marketing expenses; charges of experts and fees; expenses and taxes related to the Offering; and registration and qualification of the sale of Class A ordinary shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The Company did not pay any of these costs and is not required to reimburse the Administrator for any of these costs. Accordingly, these costs are not included in the Company’s consolidated financial statements. See Note 3, which summarizes certain financial statement information of the Administrator.

Revenue Recognition – The Company does not plan to generate a material amount of revenue until the Artwork is sold at some undetermined future date. At the time of sale, revenue will be recognized upon the transfer of the Artwork title to the buyer.

2. RELATED PARTY TRANSACTIONS

In connection with the Offering, the Company adopted an Amended and Restated Operating Agreement, which created different classes of membership interests, as described in Note 1. As a result, all of the Company’s original membership interests were converted into Class B shares. The Company subsequently amended the operating agreement on December 31, 2023.

As indicated in Note 1, the Company agreed to pay Gallery an expense allocation payment equal to 11% of the purchase price of the Artwork, or $259,000.

The Administrator contractually provides management services to the Company. The management services fee is paid by issuing Management Fee Shares to the Administrator at a rate of 1.5% of the total Class A shares of the Company outstanding per annum. The Management Fee Shares are issued using the net asset value effective as of the applicable quarter-end in which the management services fee is due and payable.No management services fees are payable for the period prior to the closing of 95% of the Offering. The management services fee covers all ordinary operating costs of the Company; however, the Administrator will charge the Company for any extraordinary costs and payments, including costs and payments associated with litigation, arbitration, or judicial proceedings; material or extraordinary transactions related to a merger, third-party tender offer, or other similar transaction and for selling the Artwork. For any extraordinary costs incurred or payments made on behalf of the Company, the Company will show the expense on its statement of operations in the year of occurrence, as well as carry forward a due to related party liability on its balance sheet in perpetuity, until the Artwork is sold and the resulting proceeds can be used to settle the liability to the Administrator. The Administrator may be removed from its role as Administrator if the holders of two-thirds (⅔) of the voting shares of the Company vote to remove and replace the Administrator, which would result in termination of the Management Services Agreement. The Company recognizes the management services fees expense at the time of issuance of the related Management Fee Shares as the requisite service period is considered completed. All of the Class A preferred shares issued to the Administrator, if any, for services during 2023 were vested as of December 31, 2023 and no shares were forfeited during any period. The weighted average grant-date fair value of shares issued, if any, to the administrator during 2023 and 2022 were $20.00 and $0.00, respectively.

F-9

The Company is party to a Management Services Agreement with the Administrator, in which the Administrator pays the Company for the rights to commercialize the Artwork for the duration of the operations of the Company. The Company receives de minimis royalty income from the Administrator by the end of each fiscal year.

All balances and transactions denoted as to or from “affiliate” on the accompanying balance sheet, statement of operations, and statement cash flows represent related party transactions.

3. ADMINISTRATOR SUMMARY FINANCIAL INFORMATION

The Company is not expected to maintain a material amount of cash and will be entirely dependent upon the Administrator to perform management services and to pay ordinary ongoing costs and expenses to maintain the Artwork and manage the Company’s operations. The table below summarizes selected unaudited financial information of the Administrator:

December 31, 2023
Assets
Current assets	$21,679,692
Property and equipment, net	482,941
Deposits	124,298
Other assets	1,785,523
Total assets	$24,072,454

Liabilities
Current liabilities	$3,255,415
Long-term liabilities	164,600
Total liabilities	$3,420,015

Member’s Equity
Total member’s equity	$20,652,439

4. RISKS AND UNCERTAINTIES

The nature of the Company’s operations are limited in scope. The Company holds no material assets, other than a single work of art, has no employees, and has no debts or contractual obligations, other than a management services agreement pursuant to which the Administrator will provide services that are essential to the Company, such as storage, insurance, display, transport, SEC filings and compliance, and other normal operating services, and the Administrator will fund all of such costs and expenses. As a result of this relationship, the Company is dependent upon the Administrator and is totally reliant on the Administrator to manage its business.

The preparation of the consolidated financial statements requires the use of estimates by management. Although the Artwork is carried at its cost basis, subject to possible impairment, Management must estimate the value of the Artwork to determine the expense associated with fees payable to the Administrator, which are payable in the form of Management Fee Shares. The value of artwork is highly subjective and given that each artwork is unique, there is a risk that management’s estimates are materially incorrect, which would result in an understatement or overstatement of the Company’s expenses. The value of the Artwork estimated by management has no impact on the number of Management Fee Shares issued.

The Company is subject to an exceptionally high level of concentration risk. The Company’s single Artwork can decline in value, become worthless or be difficult or impossible to liquidate due to economic factors, trends in the art market generally, trends relating to the genre of the artwork or trends relating to the market for works by the artist that produced the Artwork, as well as changes in the condition of the artwork and other factors. In periods of global financial weakness and disruption in financial and capital markets, the art market tends to experience declines in transaction volume, making it extremely difficult to liquidate artwork during such periods at acceptable values or at all.

5. SUBSEQUENT EVENTS

Management has evaluated events and transactions that have occurred since December 31, 2023 and reflected their effects, if any, in these consolidated statements through April 26, 2024, the date the financial statements were available to be issued and a summary of material events occurring subsequent to December 31, 2023 is set forth below.

The Company issued Class A ordinary shares subsequent to December 31, 2023. Such issuances did not exceed the number of Class A ordinary shares authorized as disclosed in Note 1.

F-10

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit
2.1	Certificate of Formation (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the Company’s Form 1-A filed on May 31, 2023).*
2.2	Form of Amended and Restated Operating Agreement (incorporated by reference to the copy thereof submitted as Exhibit 2.2 to the Company’s Form 1-A filed on May 31, 2023).*
2.3	Form of Second Amended and Restated Operating Agreement (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the Company’s Form 1-U filed on September 5, 2023).*
4.1	Form of Subscription Agreement (incorporated by reference to the copy thereof submitted as Exhibit 4.1 to the Company’s Form 1-A filed on May 31, 2023).*
6.1	Form of Management Services Agreement (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s Form 1-U filed on September 5, 2023).*
6.2	Form of Intercompany Agreement (incorporated by reference to the copy thereof submitted as Exhibit 6.2 to the Company’s Form 1-A filed on May 31, 2023).*
6.3	Art Purchase Agreement (incorporated by reference to the copy thereof submitted as Exhibit 6.3 to the Company’s Form 1-A filed on May 31, 2023).*

* Filed Previously

15

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Masterworks 284, LLC

By:	/s/ Joshua B. Goldstein
Name:	Joshua B. Goldstein
Title:	General Counsel & Secretary

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nigel S. Glenday	Chief Executive Officer	April 26, 2024
Nigel S. Glenday	(Principal Executive Officer)

/s/ Nigel S. Glenday	Chief Financial Officer (Principal Financial Officer	April 26, 2024
Nigel S. Glenday	and Principal Accounting Officer) and Member of Board of Managers

/s/ Joshua B. Goldstein	Member of the Board of Managers	April 26, 2024
Joshua B. Goldstein

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